April 24, 2003

Alpharma Reports First Quarter 2003 DEPS of $0.15
Results Consistent With Guidance
Full Year DEPS Outlook Affirmed

Fort Lee, NJ April 24, 2003 Alpharma Inc. (NYSE:ALO), a leading global specialty pharmaceutical company, today announced first quarter 2003 net earnings and diluted earnings per share ("DEPS") of $7.9 million and $0.15, respectively. These results were in line with company guidance of $0.15 to $0.18 for the quarter. In the first quarter of 2002, the company reported a net loss of $31.5 million and a diluted loss per share of $0.69.

"First quarter diluted earnings per share were in line with our expectations," said Ingrid Wiik, President and Chief Executive Officer of Alpharma. "Improved FDA compliance in our U.S. Generics facilities will continue to be a high priority in 2003 and first quarter results reflect significant remediation spending consistent with our commitment. Despite ongoing remediation efforts, U.S. Generics revenues grew 9.3% in the quarter. In addition, our API business results were particularly strong. We are affirming our previously announced full year earnings guidance in the range of $1.15 - $1.25."

First quarter 2003 net revenues were $304.1 million, an increase of 12% versus the year ago period. Excluding the effects of currency changes, revenues increased 6% compared to the prior year. Revenue gains, excluding foreign currency impacts, were driven by the U.S. Generics and Active Pharmaceutical Ingredients ("API") businesses.

First quarter 2003 results include severance charges totalling $2.6 million ($0.04 DEPS), the write-off of $0.7 million ($0.01 DEPS) of deferred loan costs in connection with the prepayment of debt, and $1.2 million ($0.02 DEPS) in income related to proceeds from an insurance recovery. Excluding these items, 2003 DEPS would have been $0.18.

First quarter 2002 results included charges totalling $34.7 million ($0.76 DEPS) for costs associated with the 2001 acquisition of Faulding, reorganization efforts, and deleveraging activities. Excluding these items, 2002 DEPS would have been $0.07.

Free cash flow in the quarter was approximately $10 million. Free cash flow is defined as operating cash flow after capital expenditures and dividend payments. Cash flow generated during the quarter was used principally to pay down debt. Total debt at March 31, 2003 was $885.3 million, a reduction of $10.6 million from December 31, 2002.

First Quarter 2003 Business Review

Human Pharmaceuticals

U.S. Generics: Revenues increased 9.3% to $124.1 million compared to $113.5 million in 2002. Volume gains in solid dose products and positive pricing were partially offset by solid dose mix and liquid dose volume declines reflecting Baltimore remediation activity.

Operating margins in U.S. Generics increased to 8.8% from 5.8% last year. The first quarter results included approximately $7 million of remediation costs. Margins in 2002 were negatively impacted by $5.3 million of charges related to the company's acquisition of Faulding.

International Generics: Revenues increased 20% to $85.4 million compared to $71.2 million in 2002. Excluding positive currency impacts, revenues grew 2%, as the impact of higher volumes was almost entirely offset by pricing pressure.

International Generics operating margins were 9.0% in 2003 compared to 8.6% in the first quarter of 2002. The 2003 margins reflect the positive impact of new products offset by lower prices on existing products, particularly in the UK. Margins in 2002 were negatively impacted by $0.4 million in severance charges.

Active Pharmaceutical Ingredients (API): API revenues increased 60% to $30.8 million compared to revenues of $19.3 million in 2002. Excluding the impact of foreign currency, revenues grew 53%. This growth was driven by price increases on selected products, and higher volumes. Operating margins increased to 54.9% compared to 48.7% in 2002 principally due to price increases and product mix.

Animal Health

First quarter 2003 revenues declined to $67.0 million compared to $70.5 million in 2002. Revenue declines reflect decreased poultry demand and increased competition in the swine and cattle segments. Operating margins increased to 3.9% compared to 2.8% in last year's first quarter reflecting cost reduction activities.

First Quarter Comparison of Other Consolidated Income Statement Items

Interest expense and amortization of debt issuance costs decreased $3.2 million to $17.0 million in 2003 due to decreased debt levels and lower interest rates versus a year ago. Amortization of debt issuance costs was $1.3 million in both 2003 and 2002.

Other income (expense) netted to approximately zero in 2003 compared to $48.1 million of net expense in 2002. First quarter 2003 results include $0.7 million of expense associated with the write-off of deferred loan costs and $1.2 million of income associated with an insurance recovery. First quarter 2002 results include charges of $48.0 million related to the conversion of $110 million of convertible notes.

The effective tax rate in the first quarter of 2003 was 29.0%.

Recent Financing Activities

On April 24, 2003, the company sold $220 million aggregate principal amount of 8 5/8% Senior Notes due 2011 in a private placement. The proceeds of the offering, after deducting fees and expenses, were $197 million. These proceeds, together with funds available from other sources, were used to repay existing 12.5% Senior Subordinated Notes of the company. Placement fees to the initial purchasers of the Senior Subordinated Notes were made pursuant to arrangements originally entered into in December 2001. This transaction reduced the effective interest rate on these obligations from 12.5% to slightly below 10% when taking into account the amortization of placement fees.

2003 Outlook

The company affirmed its previously announced full year DEPS guidance of $1.15-$1.25. The positive impact of increased API pricing and reduced interest expense is balanced by continued risks related to remediation in the U.S. Generics business, new competitive entrants in the Animal Health market, and International Generics pricing. The company also affirmed its full year outlook for free cash flow of $70 million. The company's outlook for second quarter 2003 DEPS is $0.23-$0.27.

"We are confident our 2003 commitment to compliance and cash generation will strengthen the company's profile and increase shareholder value over time," commented Ingrid Wiik, President and Chief Executive Officer of Alpharma.

In addition to the risks to its operations described in the company's 2002 Annual Report on Form 10-K, the company's 2003 outlook assumes the ability to operate its Baltimore and Elizabeth plants at presently estimated production levels and remediation spending consistent with the remediation plans submitted to the FDA. Assumptions inherent in the company's outlook could be impacted by future FDA actions or new information acquired as the company continues to implement its corrective action plan.

The company's outlook does not include the potential effect of any future transactions outside the ordinary course of the company's business. In addition, since market acceptance is still not fully ascertainable, the outlook does not include the full potential value of the API price increase.

Presentation of Information in this Press Release

In an effort to provide investors with additional information regarding Alpharma's results as determined by generally accepted accounting principles (GAAP), the company also discloses certain non-GAAP information which management believes provides useful information to investors. Within this press release, the company has disclosed the impact of severance, debt prepayment, deleveraging activities, costs associated with the Faulding acquisition, and other costs and benefits on net income (loss) amounts to assist the reader in understanding the impact of these charges on the company's financial results, thereby facilitating period-to-period comparisons.

Alpharma Inc. (NYSE: ALO) is a growing specialty pharmaceutical company with expanding global leadership positions in products for humans and animals. Uniquely positioned to expand internationally, Alpharma is presently active in more than 60 countries. Alpharma is the #5 manufacturer of generic pharmaceutical products in the U.S., offering solid, liquid and topical pharmaceuticals. It is also one of the largest manufacturers of generic solid dose pharmaceuticals in Europe, with a growing presence in Southeast Asia. Alpharma is among the world's leading producers of several important pharmaceutical-grade bulk antibiotics and is internationally recognized as a leading provider of pharmaceutical products for poultry, swine, cattle, and vaccines for farmed-fish worldwide.

Statements made in this press release include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, including those relating to financial expectations for the year 2002, involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. Information on other significant potential risks and uncertainties not discussed herein may be found in the Company's filings with the Securities and Exchange Commission including its Form 10-K for the year ended December 31, 2002.

Contact:

Alpharma Inc.
Kathleen Makrakis
Vice President, Investor Relations
Telephone:	201-228-5085
Toll Free (Outside US):	800-200-5159
Email:	kathleen.makrakis@alpharma.com

Alpharma press releases are also available at our website: http://www.alpharma.com.

If you would like to receive Alpharma press releases via email please contact: investorrelations@alpharma.com.

Alpharma management will hold a conference call to discuss first quarter 2003 results at 8:30 A.M Eastern Daylight Time on April 25, 2003. A powerpoint presentation which management will refer to on the call is available at www.Alpharma.com. The call will be open to all interested parties and may be accessed by using the following information:

CONFERENCE CALL ACCESS

Domestic Dial In: (800) 374-0147
International Dial In: (706) 634-5431

Investors can access the call in a "listen only" mode via the Internet at http://www.streetevents.com or http://www.companyboardroom.com.

In addition, for those unable to participate at the time of the call, a rebroadcast will be available following the call from Friday, April 25, 2003 at 12:00 PM Eastern Daylight Time until Friday, May 2, 2003 at midnight. The rebroadcast may be accessed on the Internet at http://www.streetevents.com or by telephone using the following information:

REBROADCAST ACCESS

Domestic Dial In: (800) 642-1687
International Dial In: (706) 645-9291
Participant Code: 9687478

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Alpharma Inc.
Consolidated Statement of OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2003	2002(1)
Total revenue	$304,066	$272,678
Cost of sales	175,826	162,289
Gross profit	128,240	110,389

Selling, general and administrative expenses	85,46772	76,905
Research and development	14,705	17,005

Operating Income	28,068	16,479

Interest expense and amortization of debt issuance costs	(16,964)	(20,192)
Other income (expense), net	(3)	(48,110)

Income (loss) before income taxes	11,101	(51,823)

Provision (benefit) for income taxes	3,219	(20,287)

Net income (loss)	$ 7,882	$(31,536)

Average common shares outstanding Basic Diluted	51,447 51,778	45,400 45,400

Earnings per common share: Basic
Net income (loss)	$ 0.15	$ (0.69)
Diluted
Net income (loss)	$ 0.15	$ (0.69)

Dividends per common share	$ .045	$ .045

  Includes non-operational items related to the Faulding acquisition, reorganization efforts, and deleveraging activities which reduced net income by $34.7 million or $.76 per share.

Consolidated Condensed Balance Sheet
(In thousands)

	March 31, 2003 (unaudited)	December 31, 2002
Current assets	$ 685,138	$ 671,429
Non-current assets	1,612,323	1,625,495
Total assets	$2,297,461	$2,296,924

Current liabilities	$ 380,656	$375,216
Long-term debt: Senior Subordinated notes	454,011 377,499	471,561 375,705
Deferred taxes and other	66,169	69,214
Stockholders' equity	1,019,126	1,005,228
Total liabilities and stockholders' equity	$2,297,461	$2,296,924

ALPHARMA INC.

Operating Results by Segment (Unaudited)
(in millions)

Three Months Ended March 31,	Revenues		Operating Income (loss)
	2003	2002	2003	2002
U.S. Generics	$124.1	$113.5	$10.9	$6.6

International Generics	85.4	71.2	7.7	6.1

Active Pharmaceutical Ingredients	30.8	19.3	16.9	9.4

Total Human Pharmaceuticals	240.3	204.0	35.5	22.1

Animal Health	67.0	70.5	2.6	2.0

Unallocated and Eliminations	(3.2)	(1.8)	(10.0)	(7.6)

Total	$304.1	$272.7	$28.1	$16.5